Exhibit 23.1

                         Consent of Independent Auditors




The Board of Directors and Shareholders
Mortgage.com, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 dated March 28, 2000 of Mortgage.com, Inc. of our report, dated February 11, 2000, except for note 17, which is as of March 27, 2000, related to the consolidated balance sheets of Mortgage.com, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Mortgage.com, Inc.




                                          /s/KPMG LLP

Ft. Lauderdale, FL
March 28, 2000